EXHIBIT 10.16

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is effective the 20th day of November, 2015 (the "Effective Date"), by and between Pivot Pharmaceuticals, Inc., a British Columbia corporation (the "Company") and Pravin Chaturvedi (the "Executive").

WHEREAS, the Executive desires to be employed by the Company on the terms described herein.

WHEREAS, the Company desires to employ the Executive on the terms described herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein, and intending to be bound hereby, the parties agree as follows:

1. Duration of Agreement. This Agreement has no specific expiration date and, therefore, unless terminated by agreement of the parties, this Agreement will govern Executive's continued employment by the Company until that employment ceases. In the event either party wishes to terminate this agreement, the terminating party must provide notice to the other party at least 60 days prior to said party's intent to terminate.

2. Title; Duties. As of the Effective Date, Executive will be employed as the Company's President and Chief Executive Officer, reporting directly to the Company's Board of Directors, and will be appointed a member of the Board of Directors as of the Effective Date or the earliest possible date thereafter. Executive will devote his best efforts and substantially all of his business time and services to the Company and its affiliates to perform such duties as may be customarily incident to his position and as may reasonably be assigned to him from time to time. Except for ongoing business activities disclosed pursuant to Section 6 hereof, Executive will not, in any capacity, engage in other business activities or perform services for any other individual, firm or corporation without the prior written consent of the Company; provided, however, that without such consent, Executive may engage in charitable, public service and personal investment activities, so long as such activities do not in any respect interfere with Executive's performance of his duties and obligations hereunder.

3. Place of Performance. Executive will perform his services hereunder at office space located at 25-K Olympia Avenue, Suite 300, Woburn, Massachusetts 01801 or other suitable location in the Boston, Massachusetts metropolitan area; provided, however, that Executive may be required to travel from time to time for business purposes.

4. Compensation and Benefits.

4.1. Base Salary. Executive's annual salary will be US$300,000 (the "Base Salary"), paid in accordance with the Company's payroll practices, as in effect from time to time. The Base Salary will be reviewed annually on or before January 1 by the Company's Board of Directors (the "Board") or the Compensation Committee of the Board and may be adjusted from time to time. To the extent the Board has authorized its Compensation Committee to act on its behalf in any particular respect, references to the Board in that context will also be deemed to include the Compensation Committee.

1

4.2. Limited Waiver of Base Salary; Provision of Health Care Benefits. Executive's right to receive the Base Salary shall be waived from the Effective Date until Pivot completes a post-Effective Date financing transaction ("Waiver Period"). Notwithstanding the above, during the Waiver Period Executive shall be entitled to receive 25,000 shares of Pivot common stock each month, or a proportionate percentage thereof for each partial month of the Waiver Period. The Company's obligation to provide employee benefits, including health care, to the Executive as of the Effective Date shall not be subject to the herein described waiver.

4.3. Annual Bonuses.

4.3.1. For each calendar year ending after the Effective Date, Executive will be eligible for an annual bonus in an amount established by the Board for the applicable year, if specified corporate and/or individual performance goals are met for that year. Any bonuses payable under this Section 4.3 will be paid within two and one-half months following the end of the applicable year.

4.3.2. The performance goals relevant under this Section 4.3 for any given calendar year will be established by the Board during the first quarter of the applicable calendar year and will be promptly communicated to Executive.

4.4. Bonus Stock Options

For each calendar year beginning on January 1, 2016 Executive will be eligible to receive additional equity incentive awards with respect to each such calendar year of the Company based upon Executive's perceived performance during such calendar year and the achievement of the Company targeted results of operations as set by the Board of Directors during the Company's budgeting process in the previous calendar year. Such equity incentive awards may be in the form of options to purchase shares of the Company's common stock, awards of restricted stock, stock appreciation rights, or other awards as determined by the Board or a Committee of the Board. The target number of shares subject to each annual award shall be one-half of one percent of the outstanding shares of the Company; provided, however, that the actual amount of the award, the vesting provisions and other terms and conditions of each award will be determined by the Board or a Committee of the Board.

4.5. Employee Benefits. Executive will be eligible to participate in retirement/savings, health insurance, life insurance, disability insurance and other employee benefit plans, policies or arrangements maintained by the Company for its employees generally, subject to the terms and conditions of such plans, policies or arrangements; provided, however, that this Agreement will not limit the Company's ability to amend, modify or terminate such plans, policies or arrangements at any time for any reason.

4.6. Paid Time Off. Executive will be entitled to paid time off each year in accordance with the published policies of the Company.

4.7. Reimbursement of Expenses. Executive will be reimbursed by the Company for all reasonable business expenses incurred by him in accordance with the Company's customary expense reimbursement policies as in effect from time to time.

4.8. Indemnification. Executive will be indemnified by the Company for acts performed as an employee, officer and director of the Company to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by the Executive in connection with any action, suit or proceeding to which he may be made a party by reason of being an officer, director or employee of the Company or of any subsidiary or affiliate of the Company or any other corporation for which the Executive serves as an officer, director, or employee at the Company's request. In addition to indemnification under the Company's articles of association and bylaws, the Company will be obligated to purchase and maintain insurance covering its directors and officers adequate to fulfill its obligations to the Executive under this Section 4.8.

2

5. Termination. Upon any cessation of his employment with the Company, Executive will be entitled only to such compensation and benefits as described in this Section 5.

5.1. Termination without Cause or for Good Reason. If Executive's employment by the Company ceases due to a termination by the Company without Cause (as defined below) or by Executive for Good Reason (as defined below), Executive will be entitled to:

5.1.1. payment of all accrued and unpaid Base Salary and other earned compensation through the date of such cessation;

5.1.2. payment of all bonuses earned during the period of employment;

5.1.3. payment of all earned but unused PTO;

5.1.4. payment of an amount equal to twenty-four months of Executive's Base Salary;

5.1.5. with respect to all options to purchase stock of the Company, all restricted stock, and all other compensatory awards granted to Executive which are subject to vesting over time, full acceleration of the vesting and exercisability and full acceleration of the lapse of any forfeiture conditions applicable to any such awards; and

5.1.6. waiver of the applicable premium otherwise payable for COBRA continuation coverage for Executive (and, to the extent covered immediately prior to the date of such cessation, his eligible dependents) for a period equal to 24 months.

Except as otherwise provided in this Section 5.1, all compensation and benefits will cease at the time of such cessation, subject to the terms of any benefits or compensation plans then in force and applicable to Executive, and the Company will have no further liability or obligation by reason of such cessation. The payments and benefits described in this Section 5.1 are in lieu of, and not in addition to, any other severance arrangement maintained by the Company. Notwithstanding any provision of this Agreement, the payments and benefits described in Section 5.1 are conditioned on Executive's resignation from all employee and director positions with the Company and its affiliates and on Executive's execution and delivery to the Company of a release in such form as the Company may require in a manner consistent with the requirements of the Older Workers Benefit Protection Act (the "Release"). The severance benefits described in this Section 5.1 will begin to be paid or provided as soon as the Release becomes irrevocable.

5.2. Involuntary Termination or Termination Without Cause Following a Change in Control. If within eighteen (18) months after a Change of Control (as defined below in Section 5.6.4), Executive's employment with the Company is terminated (i) by the Executive for Good Reason or (ii) by the Company without Cause, then, in addition to any payment or benefit under Section 5.1, Executive will be entitled to receive any incentive compensation earned by Executive pursuant to Section 4.4, but not yet granted by the Board or a Committee of the Board, through his/her date of employment. Such incentive compensation will be paid to the Executive within two and one-half months following the end of the calendar year in which Executive is terminated.

5.3. Other Terminations. If Executive's employment with the Company ceases by the Company for Cause, or by Executive without Good Reason, then the Company's obligation to Executive will be limited solely to the payment of accrued and unpaid Base Salary and other earned compensation through the date of such cessation. All compensation and benefits will cease at the time of such cessation and, except as otherwise provided by COBRA, the Company will have no further liability or obligation by reason of such termination. The foregoing will not be construed to limit Executive's right to payment or reimbursement for claims incurred prior to the date of such termination under any insurance contract funding an employee benefit plan, policy or arrangement of the Company in accordance with the terms of such insurance contract.

3

5.4. Compliance with Section 409A. If payments owed to Executive following his separation from service are subject to the requirements of Prop. Treas. Reg. § 1.409A-3(g)(2) (or any successor provision) at the time of that separation from service, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), those payments that are otherwise due within six months following Executive's separation from service will be deferred (without interest) and paid to Executive in a lump sum on the first day following the expiration of such six month period.

5.5. Compliance with Section 280G. If any payment or benefit due to Executive from the Company or its subsidiaries or affiliates, whether under this Agreement or otherwise, would (if paid or provided) constitute an Excess Parachute Payment (as defined below), that payment or benefit will be limited to the minimum extent necessary to ensure that no portion thereof will fail to be tax-deductible to the Company by reason of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). The determination of whether any payment or benefit would (if paid or provided) constitute an Excess Parachute Payment will be made by the Company, in good faith and in its sole discretion. If multiple payments or benefits are subject to reduction under this paragraph, the order in which such payments or benefits are reduced will be determined by the Company, in its discretion; provided that, in exercising its discretion in this regard, the Company will exercise reasonable efforts to reduce the payments or benefits in the order that maximizes Executive's economic position (as expressed by the Executive). If, notwithstanding the initial application of this Section 5.5, the Internal Revenue Service determines that any payment or benefit provided to Executive constituted an Excess Parachute Payment, this Section 5.5 will be reapplied based on the Internal Revenue Service's determination and Executive will be required to promptly repay to the Company any amount in excess of the payment limit of this Section 5.5.

5.6. Definitions. For purposes of this Agreement:

5.6.1. "Cause" means the occurrence of any of the following: (a) Executive's refusal or failure to follow an express lawful directives of the Board of Directors which continues for more than 15 days after written notice to the Executive thereof; or (b) Executive's conviction of, or the entry of a plea of guilty or no contest to, a felony or a crime that could reasonably be expected to have an adverse effect on the operations, condition or reputation of the Company or its affiliates;

5.6.2. "Disability" means a condition entitling Executive to benefits under any Company sponsored or funded disability plan, policy or arrangement or under the Social Security Act. "Excess Parachute Payment" has the same meaning as used in Section 280G(b)(1) of the Code.

5.6.3. "Good Reason" means any of the following, without Executive's prior consent: (a) a material, adverse change in Executive's title, authority or duties (including the assignment of duties materially inconsistent with Executive's position), (b) a material reduction on the Executive's Base Salary and/or total compensation package; (c) Executive's death or disability. However, none of the foregoing events or conditions will constitute Good Reason unless: (x) Executive provides the Company with written objection (or notice) to the event or condition within 30 days following the occurrence thereof, (y) the Company does not reverse or otherwise cure the event or condition within 15 days of receiving that written objection, and (z) Executive resigns his employment within 15 days following the expiration of that cure period.

4

5.6.4."Change In Control" means the occurrence of any of the following events:

•

Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than an existing shareholder of the Company as of the date of this Agreement, becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities, whether by tender offer, or otherwise; or,

•

The consummation of a merger or consolidation, share exchange, or reorganization of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or,

•	The liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company's assets; or,

•	Any similar event deemed by the Board of Directors to constitute a Change In Control.

6. Ventures. If, during the term of this Agreement, Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the Company and a third party or parties, all rights in the project, program or venture will belong to the Company and will constitute a corporate opportunity belonging exclusively to the Company. Except as expressly approved in writing by the Company, Executive will not be entitled to any interest in such project, program or venture or to any commission, finder's fee or other compensation in connection therewith, other than the compensation to be paid to Executive as provided in this Agreement. The Executive has disclosed, and the Company hereby approves the continuation of, the Executive's role as a technical, strategic, professional or managerial advisor to the entities and organizations listed on Schedule A to this Agreement.

7. Protective Provisions.

7.1. Confidentiality; Assignment of Inventions. The Executive shall execute the Company's standard form confidentiality and assignment of inventions agreements.

7.2. Acknowledgements. Executive acknowledges that the provisions of Section 7 are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, and that the Company would not enter into this Agreement or otherwise continue to employ Executive unless Executive agrees to be bound by this Section 7.

5

7.3. Remedies and Enforcement Upon Breach.

7.3.1. Specific Enforcement. Executive acknowledges that any breach by him, willfully or otherwise, of this Section 7 may cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy. In the event of any breach by Executive of this Section 7, the Company will be entitled to seek injunctive or other similar equitable relief in any court, without any requirement that a bond or other security be posted, and this Agreement will not in any way limit remedies of law or in equity otherwise available to the Company.

equity.

7.3.2. Disclosure of Confidentiality and Assignment of Inventions Agreements . Executive agrees to disclose the existence and terms of the agreements described in this Section 8 to any employer that Executive may work for during while the agreements remain applicable.

7.3.3. Application Following Termination. The agreements described in this Section 7 will continue to apply following any cessation of Executive's employment without regard to the reason for that cessation and without regard to whether that cessation was initiated by Executive or the Company.

8. Miscellaneous.

8.1. Other Agreements. Executive represents and warrants to the Company that there are no restrictions, agreements or understandings whatsoever to which he is a party that would prevent or make unlawful his execution of this Agreement, that would be inconsistent or in conflict with this Agreement or Executive's obligations hereunder, or that would otherwise prevent, limit or impair the performance by Executive of his duties under this Agreement other than the ventures discussed in Section 6 hereof.

8.2. Successors and Assigns. The Company may assign this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, sale of stock or otherwise. The duties of Executive hereunder are personal to Executive and may not be assigned by him.

8.3. Governing Law and Enforcement. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the principles of conflicts of laws. Any legal proceeding arising out of or relating to this Agreement will be instituted in a state or federal court in the Commonwealth of Massachusetts, and Executive and the Company hereby consent to the personal and exclusive jurisdiction of such court(s) and hereby waive any objection(s) that they may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum.

6

8.4. Waivers. The waiver by either party of any right hereunder or of any breach by the other party will not be deemed a waiver of any other right hereunder or of any other breach by the other party. No waiver will be deemed to have occurred unless set forth in writing. No waiver will constitute a continuing waiver unless specifically stated, and any waiver will operate only as to the specific term or condition waived.

8.5. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

8.6. Survival. This Agreement will survive the cessation of Executive's employment to the extent necessary to fulfill the purposes and intent the Agreement.

8.7. Notices. Any notice or communication required or permitted under this Agreement will be made in writing and (a) sent by overnight courier, (b) mailed by overnight U.S. express mail, return receipt requested, (c) sent by telecopier or (d) electronically mailed by a means which provides acknowledgement of receipt. Any notice or communication to Executive will be sent to the address(es) set forth in Schedule B to this Agreement. Any notice or communication to the Company will be sent to the Company's principal executive offices, to the attention of the Secretary of the Board of Directors. Notwithstanding the foregoing, either party may change the address for notices or communications hereunder by providing written notice to the other in the manner specified in this paragraph.

8.8. Entire Agreement; Amendments. This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter. This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

8.9. Withholding. All payments (or transfers of property) to Executive will be subject to tax withholding to the extent required by applicable law.

8.10. Section Headings. The headings of sections and paragraphs of this Agreement are inserted for convenience only and will not in any way affect the meaning or construction of any provision of this Agreement.

8.11. Counterparts; Facsimile. This Agreement may be executed in multiple counterparts (including by facsimile signature), each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument.

7

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has executed this Agreement, in each case on November 20, 2015.

Pivot Pharmaceuticals, Inc.

By:	/s/ Ahmad Doroudian
Name:	Ahmad Doroudian
Title:	Chairman

Pravin Chaturvedi

By:	/s/ Pravin Chaturvedi

8

SCHEDULE A TO PIVOT-CHATURVEDI EMPLOYMENT AGREEMENT

Pravin Chaturvedi Continuing Role in Pre-Existing Other Ventures (Section 7)

For Profit Organizations

Cellanyx Diagnostics, LLC – Board Chairman

Jaguar Animal Health– No Board, Executive or Employee role but it pays compensation for certain Napo-related work.

Napo Pharmaceuticals, Inc. - Chief Scientific Officer

Oceanyx Pharmaceuticals, Inc. - CEO & Director

Non-Profit Organizations

FuelEd Schools, Inc. – Board Chairman

Georgetown Medical School - Adjunct Prof. of Medicine (Endocrinology)

Pradan USA, Inc. – Board Chairman

Springboard Enterprises - Advisory Board Member

West Virginia University – Consultant

9

SCHEDULE B TO PIVOT-CHATURVEDI EMPLOYMENT AGREEMENT

Pravin Chaturvedi Contact Information for Notices

27 Jenkins Road

Andover, MA

USA 01810

10